Exhibit 99.1

United Security Bancshares, Inc. Reports Second Quarter Results

Company Reports Fifth Consecutive Quarter of Positive Earnings

Net Income Rises to $2.1 Million for First Six Months of 2013

THOMASVILLE, Ala.--(BUSINESS WIRE)--July 30, 2013--United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income of $1.2 million, or $0.20 per diluted share, for the second quarter ended June 30, 2013, compared with net income of $1.4 million, or $0.23 per diluted share, for the second quarter of 2012. Net income for the first six months of 2013 rose to $2.1 million, or $0.34 per diluted share, compared with $133,000, or $0.02 per diluted share, for the first six months of 2012.

“We are pleased to report our fifth consecutive quarter of positive earnings, continued reductions in non-performing assets and solid growth in our capital ratios,” stated James F. House, President and CEO of United Security Bancshares, Inc. “Our non-performing assets are down 39% from the highs reached last year, and this quarter marked our fourth consecutive quarter of reducing other real estate owned (OREO) and third consecutive quarter of reducing non-performing assets.”

“We are making solid progress at strengthening our balance sheet by systematically reducing our problem loans and OREO while building our capital base. We have added to our capital base with earnings over the past five quarters. Our second quarter’s total risk-based capital rose to 19.0% for the holding company and 19.2% for First United Security Bank. Both ratios were more than double the minimum regulatory requirement of 8.0% and significantly above the regulatory requirement of 10.0% for a well-capitalized institution. We are pleased that we maintained our ‘well capitalized’ rating, the highest regulatory rating, throughout the recession and without any assistance from the Federal government.”

“We expect our near-term growth prospects to be constrained by weak demand for commercial and real estate loans and increased pricing pressure from other banks in our market. We have taken steps to reduce our problem loans and believe that we are well-positioned to grow assets as loan demand increases in the markets we serve,” continued Mr. House.

Second Quarter Results

Interest income totaled $8.4 million in the second quarter of 2013, compared with $9.7 million in the second quarter of 2012. The decline in interest income was due primarily to lower earning assets, primarily loans, compared with the second quarter of 2012.

Interest expense declined 37.4% to $737,000 in the second quarter of 2013, compared with $1.2 million in the second quarter of 2012. The decrease resulted primarily from lower interest rates paid compared with the prior year.

Net interest income was $7.7 million in the second quarter of 2013, compared with $8.6 million in the second quarter of 2012. The decline in net interest income was due to lower earning assets, primarily loans, combined with a 20 basis point decline in the net interest margin, compared with the second quarter of 2012. Net interest margin was 6.0% in the second quarter of 2013, compared with 6.2% in the second quarter of 2012. The decline in net interest margin was due primarily to the competitive loan market that has resulted in margin compression at the Bank and a change in Acceptance Loan Company’s loan origination criteria that is focused on improved credit quality with a slight offset in lower interest rates charged.

Net loans declined to $312.0 million in the second quarter of 2013, compared with $337.4 million at December 31, 2012. The decrease in net loans was due to loan payoffs and write-downs outpacing new loan production. An overall sluggish economy in the bank’s markets, primarily centered in the real estate sector, has been a significant factor in lower loan demand over the past year.

Provision for loan losses declined to $53,000 in the second quarter of 2013, or 0.06% of annualized average loans, compared with $468,000, or 0.5% of annualized average loans, in the second quarter of 2012. Net charge-offs totaled $5.2 million in the second quarter of 2013, compared with $1.1 million in the second quarter of 2012. The increase in net charge-offs, without an increase in provision for loan losses, was due primarily to several large real estate development loans that were written down to reflect market valuations, which loans were previously reserved for in the allowance for loan losses.

Total non-interest income was $1.2 million in the second quarter of 2013, compared with $1.3 million in the second quarter of 2012. The decline in non-interest income was due to lower service charges, credit life insurance income and other income, all compared with the second quarter of 2012.

Total non-interest expense declined 3.5% to $7.2 million in the second quarter of 2013, compared with $7.4 million in the second quarter of 2012. The decline in non-interest expense was due primarily to lower other expense, compared with the second quarter of 2012. Total OREO related expenses were $425,000 in the second quarter of 2013, which marked the second lowest quarter of OREO expenses in over two years. OREO totaled $12.4 million at June 30, 2013, an 18% decline from $15.0 million at June 30, 2012, representing the fourth consecutive quarterly decrease in OREO.

United Security Bancshares and First United Security Bank continued to be rated as ‘well-capitalized,’ the highest regulatory rating, at the end of the second quarter of 2013. Total risk-based capital was 19.0% for the Company and 19.2% for the Bank, significantly above the regulatory requirement of 10.0% for a well-capitalized institution and the minimum regulatory requirement of 8.0%. Tier 1 risk-based capital was 17.8% for the Company and 17.9% for the Bank, both measures significantly above the regulatory requirement of 6.0% for a well-capitalized institution and the minimum regulatory requirement of 4.0%. Tier 1 leverage ratio rose to 11.3% for the Company and 11.4% for the Bank.

Six Months Results

For the first six months of 2013, net income was $2.1 million, or $0.34 per diluted share, compared with $133,000, or $0.02 per diluted share, for the first six months of 2012. The increase in earnings for the first six months of 2013 was due to a decline in the provision for loan losses, growth in non-interest income and lower non-interest expenses, all compared with the first six months of 2012.

For the six months ended June 30, 2013, net interest income was $15.5 million, compared with $17.1 million for the same period of 2012. Net interest margin declined to 6.0% for the first six months of 2013 from 6.1% in the first six months of 2012.

Provision for loan losses was $559,000 in the first six months of 2013, compared with $2.7 million in the first six months of 2012.

Non-interest income increased to $2.9 million for the first six months of 2013, compared with $2.6 million for the same period of 2012. The increase was due primarily to higher other income in 2013 that included a $484,000 prepayment penalty from the early payoff of a mortgage backed pool, partially offset by lower service and other charges on deposit accounts and credit life insurance income, compared with the first six months of 2012.

Non-interest expense was down 13.9% to $14.9 million in the first six months of 2013, compared with $17.3 million in the first six months of 2012. The decline in non-interest expense was due primarily to a $2.5 million decrease in impairment of OREO, lower furniture and equipment expense and lower other expense, all compared with the first six months of 2012.

Shareholders’ equity was $69.0 million, or $11.46 per share, at June 30, 2013, compared with $68.6 million, or $11.40 per share, at December 31, 2012, and $66.7 million, or $11.09 per share, at June 30, 2012. The increase in shareholders’ equity from retained earnings of $2.1 million was offset somewhat by a $1.7 million decrease in accumulated other comprehensive income, due to a decline in the market value of investment securities available-for- sale. The Company did not declare a cash dividend on its common stock for the second quarter of 2013.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential and the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in Thousands, Except Per Share Data)

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Cash and Due from Banks	$10,628	$12,181
Interest Bearing Deposits in Banks	38,351	41,945
Total Cash and Cash Equivalents	48,979	54,126
Federal Funds Sold	5,000	5,000
Investment Securities Available-for-Sale, at fair value	102,621	92,614
Investment Securities Held-to-Maturity, at amortized cost	35,105	21,136
Federal Home Loan Bank Stock, at cost	681	936
Loans, net of allowance for loan losses of $11,635 and $19,278, respectively	312,008	337,400
Premises and Equipment, net	8,697	8,903
Cash Surrender Value of Bank-Owned Life Insurance	13,479	13,303
Accrued Interest Receivable	2,750	3,101
Investment in Limited Partnerships	836	836
Other Real Estate Owned	12,377	13,286
Other Assets	13,173	16,492
Total Assets	$555,706	$567,133

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$478,086	$489,034
Accrued Interest Expense	286	413
Other Liabilities	7,867	8,401
Short-Term Borrowings	456	638
Total Liabilities	486,695	498,486
Shareholders’ Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares authorized; 7,327,560 shares issued; 6,023,622 shares outstanding	73	73
Surplus	9,284	9,284
Accumulated Other Comprehensive Income, net of tax	1,435	3,139
Retained Earnings	79,355	77,287
Less Treasury Stock: 1,303,938 shares at cost	(21,123)	(21,123)
Noncontrolling Interest	(13)	(13)

Total Shareholders’ Equity	69,011	68,647

Total Liabilities and Shareholders’ Equity	$555,706	$567,133

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

INTEREST INCOME:
Interest and Fees on Loans	$7,697	$8,883	$15,607	$17,966
Interest on Investment Securities	735	865	1,419	1,792
Total Interest Income	8,432	9,748	17,026	19,758

INTEREST EXPENSE:
Interest on Deposits	735	1,147	1,522	2,522
Interest on Borrowings	2	30	4	115
Total Interest Expense	737	1,177	1,526	2,637

NET INTEREST INCOME	7,695	8,571	15,500	17,121

PROVISION FOR LOAN LOSSES	53	468	559	2,683

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,642	8,103	14,941	14,438

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	558	603	1,148	1,231
Credit Life Insurance Income	169	222	279	341
Other Income	501	506	1,424	1,033
Total Non-Interest Income	1,228	1,331	2,851	2,605

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	3,965	3,714	7,977	7,479
Occupancy Expense	500	480	961	928
Furniture and Equipment Expense	281	343	564	653
Impairment on Other Real Estate	165	30	362	2,864
Loss on Sale of Other Real Estate	260	266	705	460
Other Expense	2,005	2,607	4,299	4,886
Total Non-Interest Expense	7,176	7,440	14,868	17,270

INCOME (LOSS) BEFORE INCOME TAXES	1,694	1,994	2,924	(227)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	512	623	856	(360)
NET INCOME	$1,182	$1,371	$2,068	$133
BASIC AND DILUTED NET INCOME PER SHARE	$0.20	$0.23	$0.34	$0.02

DIVIDENDS PER SHARE	$-	$-	$-	$-

CONTACT:
United Security Bancshares, Inc.
Robert Steen, 334-636-5424